March 17, 2006



Mr. Richard R. Godfrey
Chief Financial Officer
Breakwater Resources Ltd.
950 Wellington Street West
Toronto, Ontario  M5J 2N7  Canada


	Re:	Breakwater Resources Ltd.
		Form 40-F for Fiscal Year Ended December 31, 2004
Filed April 1, 2005
      Response Letters Dated October 24, 2005 and February 10,
2006
		File No. 0-13979


Dear Mr. Godfrey:

      We have completed our review of your Form 40-F and related filings and do not, at this time, have any further comments.

								Sincerely,



								Jill S. Davis
								Branch Chief

cc: 	Ms. Priya Patil, Corporate Counsel
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Mr. Richard R. Godfrey
Breakwater Resources Ltd.
December 12, 2005
page 1




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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